Exhibit 99.9

Execution Version

July 1, 2019

Mr. Stephen A. Schwarzman

Chairman, CEO & Co-Founder

c/o Blackstone

345 Park Avenue

New York, NY 10154

Dear Steve:

Reference is made to the Amended and Restated Founding Member Agreement, dated as of March 1, 2018 (as amended, supplemented, waived or otherwise modified from time to time in accordance with its terms, the “Founding Member Agreement”), by and among Blackstone Holdings I L.P. (collectively with its Affiliates, “Blackstone”) and Stephen A. Schwarzman (“Founding Member” or “you”). Capitalized terms not otherwise defined herein are defined in the Founding Member Agreement.

1. Section 2(a) of the Founding Member Agreement is hereby amended by deleting the clause “as may be determined by Blackstone from time to time” and inserting in lieu thereof the clause “in amounts and at levels that are consistent with current practices”.

2. Section 3 of the Founding Member Agreement is hereby amended by adding the following additional clauses (f) and (g) at the end thereof:

“(f) Prior to Departure of the Founding Member, the Founder Group shall be awarded Profit Sharing Percentages with respect to each Blackstone Fund that holds its Launch prior to a Departure as follows:

(i) in the case of each Blackstone Fund for which there is a predecessor Blackstone Fund in which the Founder Group owns Profit Sharing Percentages, the Profit Sharing Percentage in such successor Blackstone Fund shall equal the aggregate Profit Sharing Percentages owned by the Founder Group in the most recent such predecessor Blackstone Fund; and

(ii) in the case of a Blackstone Fund for which there is no predecessor Blackstone Fund, the Profit Sharing Percentage in such Blackstone Fund shall equal the median of the aggregate Profit Sharing Percentages owned by the Founder Group across all Blackstone Funds existing at the time in question.

(g) With regard to any Blackstone Fund with an indefinite life or investment period, each separate accrual/calculation period with respect to carried interest under such Blackstone Fund is treated as a successor Blackstone Fund related thereto for all purposes under this Section 3.”

3. You have informed the conflicts committee of the board of directors of the general partner of The Blackstone Group L.P. that you have no current plan to retire or modify your financial relationship with Blackstone, including your compensation arrangements, absent significant changes in terms of Blackstone’s legal form (other than those currently contemplated), dividend policy, operating performance or other relevant matters (including, without limitation, material changes in the executive compensation policies of peer firms). In the event of such a significant change, Blackstone will consider in good faith any such proposed modification you may make and will not unreasonably withhold consent thereto.

4. Except as amended hereby, the Founding Member Agreement remains in full force and effect. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State. This letter agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

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BLACKSTONE HOLDINGS I L.P.

By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Authorized Officer

FOUNDING MEMBER

/s/ Stephen A. Schwarzman
Stephen A. Schwarzman

[Signature Page to Letter Agreement Amending Amended and Restated Founding Member Agreement]